Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate Communications
(386) 681-4281
FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE THIRD QUARTER OF FISCAL 2010
     DAYTONA BEACH, Fla. – October 7, 2010 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported results for its fiscal third quarter ended August 31, 2010.
     “Increased contracted television and media rights continue to help mitigate ongoing recessionary headwinds that are impacting our attendance-related revenues,” stated ISC Chief Executive Officer Lesa France Kennedy. “Cost containment initiatives implemented over the last two years have also helped sustain our bottom line. However, despite these positive factors, our third quarter results fell below the prior year period due to the challenging operating environment.”
     Ms. France Kennedy continued, “To make the NASCAR experience accessible to all, even in these difficult economic times, we continue to promote and enhance our fan-friendly, value pricing ticket strategies across our operations. These initiatives, launched over the last two NASCAR seasons, have been favorably received by our guests. As our efforts gain broader attention in the marketplace, coupled with improvement in the economic landscape, we believe we will see an increase in ticket sales volume. We believe our current pricing levels are on target with demand and provide sufficient price points for all income levels. We therefore expect to maintain these strategies into the 2011 season.
     “A great example of these strategies in action is our Michigan International Speedway, where we re-priced the entire facility for the two NASCAR weekends hosted there during the third quarter. The region is one of the most economically challenged in the Country; however the re-pricing strategy contributed to maintaining attendance levels year-over-year. While the value pricing contributed significantly to the quarter’s Sprint Cup weighted average ticket price decrease of approximately 11 percent, we consider keeping our customers engaged in attending live NASCAR events of paramount importance.
     “To create a leaner and more responsive organization, we recently announced a Company-wide initiative to further reduce direct annual operating expenses, beginning in 2011, by an additional $20 million to $30 million.
-more-

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 2
To meet this aggressive target, which we have begun in earnest, we are streamlining corporate services, optimizing event and ancillary business models and improving processes across the organization. Our commitment to this initiative is firm and will result in sustainable reduction in costs that will continue to enhance our ability to grow bottom line results with economic improvement and its related impact on ticket sales. We are fully committed to accomplishing our goals while continuing to provide the very best in fan and competitor safety to complement the first class consumer and corporate guest experience at our events.”
Third Quarter Comparison
     Total revenues for the third quarter were $160.2 million, compared to revenues of $172.9 million in the prior-year period. Operating income increased to $21.6 million during the period compared to $15.6 million in the third quarter of fiscal 2009. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:
•	An IZOD IndyCar series event held at Richmond International Raceway in the third quarter of fiscal 2009 was not held in the third quarter of fiscal 2010.

•	A NASCAR Camping World Truck series event was held at Darlington Raceway in the third quarter of fiscal 2010 that was not held in fiscal 2009.

•	The impairment of long-lived assets, during the three months ended August 31, 2010, of approximately $0.4 million is attributable to the removal of certain long-lived assets located at our motorsports facilities. During the third quarter of fiscal 2009, the Company recorded a $13.7 million, or $0.17 per diluted share after-tax, impairment charge of long-lived assets. Approximately $13.0 million, or $0.16 per diluted share after tax, was associated with the Company adjusting the then current carrying value of its Staten Island property to a fair market value based.

•	During the third quarter of fiscal 2010, the Company recognized approximately $14.1 million or $0.17 per diluted share after tax, in expenses related to an interest rate swap for which there were no comparable expense in the same period in the prior year. These expenses were recorded in interest expense in the consolidated statement of operations.

•	During the third quarter of fiscal 2010, the Company recognized a $0.1 million charge for equity in net loss from equity investments related to certain start up costs associated with its Hollywood Casino at Kansas Speedway. The three months ended August 31, 2009, included a $3.2 million, or $0.07 per diluted share after tax, charge for equity in net loss from equity investments related to Motorsports Authentics (“MA”). The Company did not recognize net income or loss from operations of MA during the three months ended August 31, 2010.

•	As a result of the definitive settlement agreement the Company reached last year with the Internal Revenue Service (“Service”) and based on favorable settlements and ongoing discussions with certain states, ISC, in fiscal third quarter 2010, de-recognized potential interest and penalties totaling

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 3
approximately $0.2 million. These de-recognition of interest and penalties were recognized as a reduction in income tax expense in its consolidated statement of operations.
     Net income for the third quarter was $3.6 million, or $0.08 per diluted share, compared to net income of $4.4 million, or $0.09 per diluted share, in the prior year. Excluding the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment; impairments of certain other long-lived assets; the amortization of and settlements related to an interest rate swap; and the de-recognition of interest and penalties related to the previously discussed state tax settlements, non-GAAP (defined below) net income for the third quarter of 2010 was $12.3 million, or $0.25 per diluted share. Non-GAAP net income for the third quarter of 2009 was $15.9 million, or $0.33 per diluted share.
Year-to-Date Comparison
     For the nine months ended August 31, 2010, total revenues were $454.4 million, compared to $491.4 million in 2009. Operating income for the nine-month period was $82.6 million compared to $97.3 million in the prior year.
     Year-over-year comparability was impacted by:
•	An IZOD IndyCar series event held at Richmond in the third quarter of fiscal 2009 was not held in fiscal 2010.

•	A NASCAR Camping World Truck series event was held at Darlington in the third quarter of fiscal 2010 that was not held in fiscal 2009.

•	A NASCAR Camping World Truck Series event held at Auto Club Speedway in the first quarter of fiscal 2009 was not held in fiscal 2010.

•	A Grand American series event was held at Homestead-Miami Speedway in the second quarter of fiscal 2010 that was previously held in the fourth quarter of fiscal 2009.

•	Accelerated depreciation charges for the nine months ended August 31, 2009, of $1.0 million, or $0.01 per diluted share after tax, associated with the Daytona Development project.

•	The impairment of long-lived assets, during the nine months ended August 31, 2010, of approximately $1.1 million, or $0.01 per diluted share after tax, is attributable to the removal of certain long-lived assets located at our motorsports facilities. During the nine months ended August 31, 2009, the Company recorded a $13.8 million, or $0.17 per diluted share after-tax, impairment charge of long-lived assets substantially related to the aforementioned 2009 fiscal third quarter Staten Island property carrying value adjustment.

•	For the nine months ended August 31, 2010, the Company recognized approximately $16.6 million or $0.21 per diluted share after tax, in expenses related to an interest rate swap for which there were no

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 4
comparable expense in the same period in the prior year. These expenses were recorded in interest expense in the consolidated statement of operations.

•	For the nine months ended August 31, 2010, the Company recognized a $1.6 million, or $0.02 per diluted share after tax, charge for equity in net loss from equity investments related to certain start up costs associated with its Hollywood Casino at Kansas Speedway. The nine months ended August 31, 2009, included a $62.2 million, or $1.28 per diluted share after tax, charge for equity in net loss that included an impairment recognized in the second quarter of 2009, related to MA. The Company did not recognize net income or loss from operations of MA during the nine months ended August 31, 2010.

•	The nine months ended August 31, 2009 include interest income, net of tax, recorded as a reduction of income tax expense of approximately $8.9 million, or $0.18 per diluted share, for interest earned on the deposited funds which were ultimately returned to the Company as a result of the definitive settlement agreement entered into with the Service in connection with the previously disclosed federal income tax examination for its 1999 through 2005 fiscal years.

•	As a result of the aforementioned definitive settlement agreement the Company reached last year with the Service and based on favorable settlements and ongoing discussions with certain states, for the nine months ended August 31, 2010, the Company de-recognized potential interest and penalties totaling approximately $6.3 million or $0.13 per diluted share after tax. The de-recognition of interest and penalties was recognized as a reduction in income tax expense in its consolidated statement of operations.
     Net income for the nine months ended August 31, 2010, was $39.3 million, or $0.82 per diluted share, compared to a net loss of $2.2 million, or $0.04 per diluted share in 2009. Excluding discontinued operations; the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment; impairments of certain other long-lived assets; the amortization of and settlements related to an interest rate swap; and the de-recognition of interest and penalties related to the previously discussed state tax settlements, non-GAAP (defined below) net income for the for the nine months ended August 31, 2010, was $44.7 million, or $0.93 per diluted share. This is compared to non-GAAP net income for the first nine months of 2009 of $60.1 million, or $1.24 per diluted share.
GAAP to Non-GAAP Reconciliation
     The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 5
     The adjustments for 2009 relate to a charge for Motorsports Authentics — equity in net loss from equity investment; accelerated depreciation for certain office and related buildings in Daytona Beach; impairments of certain other long-lived asset; and interest income related to the Settlement with the Service.
     The adjustments for 2010 relate to the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment; impairments of certain other long-lived assets; amortization of and settlements related to an interest rate swap; and the de-recognition of interest and penalties related to the previously discussed state tax settlements.
     The Company believes such non-GAAP information is meaningful and is used by investors and ISC to assess core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays the equity investment earnings and losses and adjusts for items that are not considered to be reflective of the Company’s continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 6

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	August 31, 2009	August 31, 2010	August 31, 2009	August 31, 2010

Net income (loss)	$4,413	$3,609	$(2,181)	$39,311
Loss from discontinued operations, net of tax	43	—	130	47

Income (loss) from continuing operations	4,456	3,609	(2,051)	39,358
Equity in net loss from equity investments, net of tax	3,239	51	62,152	990

Consolidated income from continuing operations excluding equity in net loss from equity investments	7,695	3,660	60,101	40,348
Adjustments, net of tax:
Additional depreciation	—	—	638	—
Impairment of long-lived assets	8,229	242	8,281	643
Recognition of interest rate swap expense	—	8,529	—	10,053
Interest income from IRS Settlement	—	—	(8,923)	—
State tax settlements	—	(175)	—	(6,338)

Non-GAAP net income	$15,924	$12,256	$60,097	$44,706

Per share data:
Diluted earnings (loss) per share	$0.09	$0.08	$(0.04)	$0.82
Loss from discontinued operations, net of tax	—	—	—	—

Income (loss) from continuing operations	0.09	0.08	(0.04)	0.82
Equity in net loss from equity investments, net of tax	0.07	0.00	1.28	0.02

Consolidated income from continuing operations excluding equity in net loss from equity investments	0.16	0.08	1.24	0.84
Adjustments, net of tax:
Additional depreciation	—	—	0.01	—
Impairment of long-lived assets	0.17	0.00	0.17	0.01
Recognition of interest rate swap expense	—	0.17	—	0.21
Interest income from IRS Settlement	—	—	(0.18)	—
State tax settlements	—	0.00	—	(0.13)

Non-GAAP diluted earnings per share	$0.33	$0.25	$1.24	$0.93

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 7
Major Events

Fiscal Third Quarter Events Facility	Dates	Major Event Hosted

Watkins Glen International	June 5-6	Grand-Am Rolex Sports Car
Michigan International Speedway	June 11-13	NASCAR Sprint Cup; NASCAR Camping World Truck; and ARCA RE/MAX
Daytona International Speedway	July 2-4	NASCAR Sprint Cup; NASCAR Nationwide; and Grand-Am Rolex Sports Car
Watkins Glen International	July 4	IZOD IndyCar
Chicagoland Speedway	July 9-11	NASCAR Sprint Cup and NASCAR Nationwide
Watkins Glen International	August 6-8	NASCAR Sprint Cup; NASCAR Nationwide; and Grand-Am Rolex Sports Car
Michigan International Speedway	August 13-15	NASCAR Sprint Cup and NASCAR Nationwide
Darlington Raceway	August 14	NASCAR Camping World Truck
Chicagoland Speedway	August 27-29	IZOD IndyCar and NASCAR Camping World Truck
Circuit Gilles Villeneuve, Montreal	August 27-29	NASCAR Nationwide and Grand-Am Rolex Sports Car

Fiscal Fourth Quarter Events Facility	Dates	Major Event Hosted

Richmond International Raceway	September 10-12	NASCAR Sprint Cup and NASCAR Nationwide
Kansas Speedway	October 1-3	NASCAR Sprint Cup; NASCAR Nationwide; and ARCA RE/MAX
Homestead-Miami Speedway	October 2	IZOD IndyCar
Auto Club Speedway	October 8-10	NASCAR Sprint Cup and NASCAR Nationwide
Martinsville Speedway	October 22-24	NASCAR Sprint Cup and NASCAR Camping World Truck
Talladega Superspeedway	October 29-31	NASCAR Sprint Cup and NASCAR Camping World Truck
Phoenix International Raceway	November 12-14	NASCAR Sprint Cup; NASCAR Nationwide; and NASCAR Camping World Truck
Homestead-Miami Speedway	November 19-21	NASCAR Sprint Cup; NASCAR Nationwide; and NASCAR Camping World Truck
     From a marketing partnership perspective, the Company has agreements in place for substantially all of its gross marketing partnership revenue target for fiscal 2010. In addition, ISC has sold all of its available 2010 NASCAR Sprint Cup and Nationwide series, as well as IZOD IndyCar series event entitlements. For 2011, the Company has six of its 21 Sprint Cup Series event entitlements either open or not announced and six of its 15 NASCAR Nationwide Series event entitlements either open or not announced.
     “Our corporate marketing partnership group continues to enjoy high levels of interest and activity,” stated Ms. France Kennedy. “We believe this is indicative of the importance of NASCAR in the overall marketing programs of our corporate partners. While the duration of new corporate partnership agreements is still under pressure, on average, we are seeing signs of price stabilization.”
External Growth, Financing-Related and Other Initiatives
     Hollywood Casino at Kansas Speedway
     The initial phase of the Hollywood-themed and branded entertainment destination facility, including certain changes to the scope and mix of gaming operations and amenities approved by the Kansas Lottery Commission in August 2010, features an 82,000 square foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options. Kansas Entertainment, LLC, the Company’s 50/50 joint venture with Penn National Gaming, Inc., anticipates funding the initial phase of the development with a mix of equity contributions from each partner as well third party financing, preferably on a project secured non-recourse basis.
     The Company currently estimates that its share of capitalized development costs for the project, excluding its contribution of the land, will be approximately $155.0 million. In addition, the Company expects to continue

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 8
to incur certain other start up and related costs through opening in the first half of 2012, a number of which will be expensed through equity in net loss from equity investments.
     Staten Island
     In connection with ISC’s efforts to sell its Staten Island property, on September 2, 2010, the Company executed a second amendment to the purchase and sale agreement which provided an extension to KB Holdings to close the transaction on or before November 30, 2010. Under the terms of that extension, the purchase price to be paid by KB Holdings is $88.0 million consisting of $33.6 million in non-refundable cash deposits to be received at or prior to closing and $54.4 million in the form of a promissory note payable on or before August 31, 2011. The promissory note will have a market-based interest rate and be secured by a first priority security interest in the outstanding equity membership interests of 380 Development, LLC. While the Company remains optimistic, there can be no assurance that KB Holdings will proceed to closing.
     Liquidity
     The Company’s current $300 million revolving credit facility is scheduled to mature in June 2011. ISC is working with its lenders regarding entering into a new revolving credit facility agreement and anticipates having a new facility with similar tenor and capacity in place no later than the end of the 2011 first fiscal quarter.
     In June 2008, in anticipation of refinancing the $150 million Senior Notes maturing in April 2009, the Company entered into an interest rate swap for a notional amount of $150 million with a maturity of February 2009. The 2008 financial crisis and resulting credit market collapse led ISC to amend the original swap and extend it to February 2011. Since then, the Company has monitored credit markets for attractive refinancing opportunities. During the third quarter, with the Federal Reserve Bank indicating that it would embark on a policy of quantitative easing to stimulate economic growth, ISC made the decision to start unwinding the swap position and unwound $70 million of the total $150 million notional amount of the interest rate swap through August 31, 2010, settling the related liability for $17.9 million. Subsequent to the quarter, the Company unwound an additional $20 million notional amount at a settlement cost of $5.4 million.
     At this time, the forecasted amount of a refinancing transaction has been reduced from $150 million to $100 million. As a result of the above transactions through August 31, 2010 and the re-forecasted refinancing, the Company recognized approximately $14.1 and $16.6 million in interest expense in the consolidated statement of operations during the three and nine months ended August 31, 2010, respectively, attributable to the interest rate swap. The remaining notional amount of the interest rate swap had an estimated fair value of a liability totaling approximately $22.6 million at August 31, 2010, and is recognized in other current liabilities in ISC’s consolidated financial statements. At August 31, 2010, the Company had deferred $19.6 million or $11.9 million, net of tax, related to the interest rate swap in other comprehensive income on its consolidated balance sheet. ISC expects, based on current assumptions of future debt issuance in the range of $100 million, to recognize in interest

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 9
expense in its consolidated statement of operations approximately $2.1 million of this deferred balance over the next 12 months.
Capital Spending
     For the three months ended August 31, 2010, ISC spent $23.6 million on capital expenditures, which includes $21.3 million for projects at its existing facilities. The remaining $2.3 million is primarily related to additional capitalized spending for the Staten Island property.
     At August 31, 2010, the Company had approximately $55.0 million remaining in capital projects currently approved for its existing facilities. These projects include the track repaving and parking improvements at Daytona; grandstand seating enhancements and infield improvements at Michigan; grandstand seating enhancements at Talladega; installation of track lighting and track enhancements at Kansas; and a variety of other improvements and renovations to our facilities that enable us to effectively compete with other sports venues for consumer and corporate spending.
     As a result of these currently approved projects and anticipated additional approvals in fiscal 2010, the Company expects its total fiscal 2010 capital expenditures will be approximately $85.0 million to $95.0 million which includes approximately $70.0 million to $80.0 million of capital expenditures at its existing facilities, depending on the timing of certain projects. ISC reviews the capital expenditure program periodically and modifies it as required to meet current business needs.
Share Repurchase Program
     There were no purchases of ISC’s Class A common shares pursuant to the Stock Purchase Plan during its fiscal third quarter 2010. Since inception of the Stock Purchase Plan through August 31, 2010, the Company has purchased 5.1 million shares of its Class A common shares, for a total of approximately $218.0 million. At the end of its fiscal third quarter 2010 the Company had approximately $32.0 million remaining repurchase authority under the current Plan.
     ISC continues to consider its share repurchase program an important component of its long-term capital allocation strategy. As the operating environment continues to show improvement, the Company, on a quarterly basis and pursuant to the trading plan under Rule10b5-1, will review and adjust, if necessary, the parameters of its Stock Purchase Plan.
Fiscal 2010 Financial Outlook
     The Company reiterates its 2010 total revenue guidance range of $650.0 million to $660.0 million. In addition, the Company is maintaining its fiscal 2010 full year non-GAAP earnings range of $1.50 to $1.60 per diluted share after-tax. ISC is more comfortable at the low end of the revenue and earnings ranges.
     The non-GAAP earnings per share estimates exclude the operating results from ISC’s equity investments in Motorsports Authentics and Kansas Entertainment; any future loss on impairment of long-lived assets which could be recorded as part of capital improvements resulting in removal of assets not fully depreciated; gain or loss

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 10
on the sale of its Staten Island property or any unanticipated further impairment of the property; the de-recognition of interest and penalties related to the state tax settlements in income tax expense; any settlement charges and amortization related to its interest rate swap recorded in interest expense, or any charges ultimately recorded in connection with contingent liabilities.
     In closing, Ms. France Kennedy added, “Much has been written about our decision not to host IndyCar series events in 2011. The decision was based on ISC’s bottom line; it is our number one priority. Ultimately, if something is not profitable, which is the case for us with the IndyCar series, or not aligned with our strategic plan, then we need to address it.
     “All of the initiatives we have undertaken, from ticket pricing and capacity management to strategic organizational and structural changes to capital allocation decisions, are for the long-term betterment of ISC. We will continue to strengthen our position as the leader in motorsports entertainment by focusing on the core business. Our priorities are to maintain a strong financial position, improve our operating margins and continue a disciplined capital allocation strategy. We feel strongly that as the consumer experiences an improved economic environment, ISC will benefit from their renewed confidence.”
Conference Call Details
     The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 11942277. A live Webcast will also be available at that time on the Company’s Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section.
     A replay will be available two hours after the end of the call through midnight Thursday, October 21, 2010. To access, dial toll free (800) 642-1687 and enter the code 11942277, or visit the “Investor Relations” section of the Company’s Web site.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the DAYTONA 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering

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services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www. internationalspeedwaycorporation.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
(Tables Follow)

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 12
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	August 31, 2009	August 31, 2010	August 31, 2009	August 31, 2010
	(Unaudited)
REVENUES:
Admissions, net	$52,354	$42,518	$143,870	$116,750
Motorsports related	105,965	102,997	301,407	293,311
Food, beverage and merchandise	12,625	11,789	39,426	36,156
Other	1,969	2,890	6,707	8,169

	172,913	160,194	491,410	454,386

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	41,228	39,607	110,760	107,683
Motorsports related	49,194	45,209	110,256	105,071
Food, beverage and merchandise	8,857	8,069	27,583	25,336
General and administrative	26,462	26,421	76,966	76,913
Depreciation and amortization	17,888	18,910	54,768	55,694
Impairment of long-lived assets	13,716	405	13,801	1,061

	157,345	138,621	394,134	371,758

Operating income	15,568	21,573	97,276	82,628

Interest income	237	31	932	131
Interest expense	(3,793)	(17,614)	(15,572)	(28,369)
Equity in net loss from equity investments	(3,239)	(85)	(62,152)	(1,634)
Other income	97	—	430	—

Income from continuing operations before income taxes	8,870	3,905	20,914	52,756
Income taxes	4,414	296	22,965	13,398

Income (loss) from continuing operations	4,456	3,609	(2,051)	39,358
Loss from discontinued operations	(43)	—	(130)	(47)

Net income (loss)	$4,413	$3,609	$(2,181)	$39,311

Basic earnings per share:
Income (loss) from continuing operations	$0.09	$0.08	$(0.04)	$0.82
Loss from discontinued operations	—	—	—	—

Net income (loss)	$0.09	$0.08	$(0.04)	$0.82

Diluted earnings per share:
Income (loss) from continuing operations	$0.09	$0.08	$(0.04)	$0.82
Loss from discontinued operations	—	—	—	—

Net income (loss)	$0.09	$0.08	$(0.04)	$0.82

Dividends per share	$—	$—	$0.14	$0.16

Basic weighted average shares outstanding	48,523,495	48,026,599	48,545,757	48,147,824

Diluted weighted average shares outstanding	48,627,020	48,110,000	48,545,757	48,244,493

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 13
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2009	August 31, 2009	August 31, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$158,572	$217,408	$89,225
Short-term investments	200	200	—
Restricted cash	—	534	—
Receivables, less allowance	41,934	46,267	38,391
Inventories	2,963	3,802	3,668
Income taxes receivable	4,015	—	5,260
Deferred income taxes	2,172	2,316	10,168
Prepaid expenses and other current assets	8,100	14,066	14,105

Total Current Assets	217,956	284,593	160,817

Property and Equipment, net	1,353,636	1,319,838	1,378,412
Other Assets:
Long-term restricted cash and investments	10,144	17,072	1,001
Equity investments	—	15,586	33,768
Intangible assets, net	178,610	178,765	178,610
Goodwill	118,791	118,791	118,791
Other	29,766	20,955	9,092

	337,311	351,169	341,262

Total Assets	$1,908,903	$1,955,600	$1,880,491

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,387	$3,182	$3,022
Accounts payable	18,801	22,730	28,080
Deferred income	63,999	111,638	87,549
Income taxes payable	8,668	1,575	169
Other current liabilities	19,062	19,475	43,867

Total Current Liabilities	113,917	158,600	162,687

Long-Term Debt	343,793	370,227	265,581
Deferred Income Taxes	239,767	225,961	263,159
Long-Term Tax Liabilities	20,917	22,181	5,516
Long-Term Deferred Income	12,775	13,043	11,132
Other Long-Term Liabilities	30,481	25,414	3,411
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	278	278	276
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	205	206	204
Additional paid-in capital	493,765	495,199	483,533
Retained earnings	665,274	656,274	696,879
Accumulated other comprehensive loss	(12,269)	(11,783)	(11,887)

Total Shareholders’ Equity	1,147,253	1,140,174	1,169,005

Total Liabilities and Shareholders’ Equity	$1,908,903	$1,955,600	$1,880,491

ISC REPORTS FISCAL 2010 THIRD QUARTER RESULTS	PAGE 14
Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended
	August 31, 2009	August 31, 2010
	(Unaudited)
OPERATING ACTIVITIES
Net (loss) income	$(2,181)	$39,311
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	54,768	55,694
Stock-based compensation	1,663	1,392
Amortization of financing costs	431	457
Amortization of interest rate swap	—	8,145
Deferred income taxes	6,296	3,519
Loss from equity investments	62,152	1,634
Impairment of long-lived assets, non cash	13,801	1,061
Other, net	(641)	33
Changes in operating assets and liabilities:
Receivables, net	1,250	3,543
Inventories, prepaid expenses and other assets	(6,833)	(13,495)
Deposits with the Internal Revenue Service	111,984	—
Payments on interest rate swap	—	(17,872)
Accounts payable and other liabilities	7,736	7,426
Deferred income	7,486	21,907
Income taxes	(18,340)	(3,546)

Net cash provided by operating activities	239,572	109,209
INVESTING ACTIVITIES
Capital expenditures	(65,519)	(74,744)
Proceeds from equity investments/affiliates	12,500	—
Equity investments and advance to affiliates	(632)	(21,354)
Decrease in restricted cash	24,986	9,143
Proceeds from short-term investments	—	200
Other, net	(1,027)	—

Net cash used in investing activities	(29,692)	(86,755)
FINANCING ACTIVITIES
Payments under credit facility	(50,000)	(75,000)
Payment of long-term debt	(151,550)	(3,640)
Cash dividend paid	(6,822)	(7,706)
Reacquisition of previously issued common stock	(3,020)	(5,455)

Net cash used in financing activities	(211,392)	(91,801)

Net decrease in cash and cash equivalents	(1,512)	(69,347)
Cash and cash equivalents at beginning of period	218,920	158,572

Cash and cash equivalents at end of period	$217,408	$89,225

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